As filed with the Securities and Exchange Commission on November 2, 2022

Registration No. 333-266333

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Bioceres Crop Solutions Corp.
(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

Ocampo 210 bis, Predio CCT, Rosario
Province of Santa Fe, Argentina
(Address of principal executive offices) (Zip code)

2013 Stock Incentive Plan
(Full title of the plans)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(212) 947-7200

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Matthew S. Poulter, Esq. Pierre-Emmanuel Perais, Esq. Linklaters LLP 1290 Avenue of the Americas New York, NY 10104 Phone: (212) 903-9000 Fax: (212) 903-9100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Bioceres Crop Solutions Corp (the “Registrant,” “we,” or “our”) filed a Registration Statement on Form S-8 (File No. 333-266333) (the “Original Filing”) with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on July 26, 2022.

The Company is now filing this Amendment No.1 to the Original Filing solely to update “Part II —Information Required in The Registration Statement —Item 3. Incorporation of Documents By Reference” of the Original Filing to incorporate by reference certain information relating to the Registrant, including Pro Farm Group, Inc. For more information see “Item 4. Information on the Company—B. Business Overview—Significant Transactions—Pro Farm Merger” in the Registrant’s 2022 Annual Report on Form 20-F.

Pursuant to Rule 12b-15 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we have included the entire text of Item 3 of the Form S-8 in this Amendment No.1 to the Original Filing. However, there have been no changes made to the text of such item other than the changes stated in the immediately preceding paragraph.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

This registration statement incorporates important business and financial information about that is not included in or delivered with the registration statement. The Commission allows the Registrant to “incorporate by reference” information filed with the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and certain later information that the Registrant files with the Commission will automatically update and supersede this information.

This document incorporates by reference the following documents that have previously been filed with the Commission by the Registrant:

•	the Registrant’s annual report on Form 20-F (File No. 001-38405) for the year ended June 30, 2022, filed with the Commission on October 28, 2022;

•	the description of the Registrant’s ordinary shares contained in the Registrant’s Registration Statement on Form F-3 (File No. 333-249770) filed with the Commission on October 30, 2020 under the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

•	the Amended and Restated Memorandum and Articles of Association of Bioceres Crop Solutions Corp. (filed with the Commission as Exhibit 3.1 to Amendment No.1 to BIOX’s registration statement on Form F-1 (File No. 333-231883), filed with the Commission on July 12, 2019).

This document incorporates by reference the following documents that have previously been filed with the Commission by Pro Farm Group, Inc. (formerly Marrone Bio Innovations, Inc.) (“Pro Farm”):

•	Items 1A, 7 and 9A of the Pro Farm annual report on Form 10-K (File No. 001-36030) for the year ended December 31, 2021, filed with the Commission on March 30, 2022; and

•	the Pro Farm annual report on Form 10-K/A No. 2 (File No. 001-36030) for the year ended December 31, 2021, filed with the Commission on May 9, 2022, which contains audited financial statements for Pro Farm as of and for the years ended December 31, 2021 and 2020.

All other reports and documents subsequently filed (but not furnished) by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information subsequently furnished on Form 6-K be deemed incorporated herein by reference unless such Form 6-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

The Registrant’s articles of association (“Articles”) provide that each director or officer of the Registrant shall be indemnified out of the assets of the Registrant against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default. No such person shall be liable to the Registrant for any loss or damage incurred by the Registrant as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or willful default of such person. No person shall be found to have committed actual fraud or willful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

Also, the Registrant currently maintains director’s and officer’s liability insurance covering its directors and officers with respect to general civil liability, including liabilities under the Securities Act, which he or she may incur in his or her capacity as such. The Registrant entered into indemnification agreements with each of its directors and executive officers. These agreements generally provide that the relevant director or officer will be indemnified by the Registrant to the fullest extent permitted by law against liability and against all expenses reasonably.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Incorporated by Reference
Exhibit No.		Document
4.1	**	Amended and Restated Memorandum and Articles of Association of Bioceres Crop Solutions Corp. (Incorporated by reference to Exhibit 3.1 to Amendment No.1 to the Registrant’s registration statement on Form F-1 (File No. 333-231883), filed with the Commission on July 12, 2019)
4.2	**	Certificate of Name Change (Incorporated by reference to Exhibit 1.2 to the Registrant’s Shell Company Report on Form 20-F (File No. 001-38836), filed with the Commission on March 14, 2019)
4.3	**	Share Exchange Agreement, dated as of November 8, 2018, by and among Union Acquisition Corp., Joseph J. Schena, in his capacity as the Pre-Closing Union Representative, and Bioceres, Inc. (Incorporated by reference to Exhibit 2.1 to UAC’s Current Report on Form 8-K (File No. 001-38405), filed with the Commission on November 8, 2018)
4.4	**	Amendment to the Share Exchange Agreement, dated as of December 19, 2018 (Incorporated by reference to Exhibit 10.1 to UAC’s Current Report on Form 8-K (File No. 001-38405), filed with the Commission on December 20, 2018)
4.5	**	Rizobacter Call Option Agreement, dated as of October 22, 2018 (Incorporated by reference to Exhibit 10.1 to UAC’s Current Report on Form 8-K (File No. 001-38405), filed with the Commission on November 13, 2018)
4.6	**	Share Transfer Agreement (Incorporated by reference to Exhibit 10.2 to UAC’s Current Report on Form 8-K (File No. 001-38405), filed with the Commission on March 14, 2019)
4.7	**	Rizobacter Shareholders’ Agreement, dated March 5, 2019, among Bioceres LLC, Pedro Enrique Mac Mullen, María Marta Mac Mullen and International Property Services Corp. (Incorporated by reference to Exhibit 2.4 to the Registrant’s Annual Report on Form 20-F (File No. 001-38836), filed with the Commission on October 24, 2019)
4.8	**	Shareholders’ Agreement, dated as of March 14, 2019, by and among Bioceres Crop Solutions Corp., Bioceres LLC and the shareholders named therein (Incorporated by reference to Exhibit 4.11 to the Registrant’s registration statement on Form F-3 (File No. 333-237496), filed with the Commission on March 31, 2020)
4.9	**	Amended and Restated Registration Rights Agreement, dated as of March 14, 2019, by and among Bioceres Crop Solutions Corp. and the Investors named therein (Incorporated by reference to Exhibit 4.5 to the Registrant’s Shell Company Report on Form 20-F (File No. 001-38836), filed with the Commission on March 14, 2019)
4.10	**	Note Purchase Agreement, dated as of March 6, 2020, by and among Bioceres Crop Solutions Corp., as borrower, the purchasers party thereto and Solel Partners LP, as collateral agent (Incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 6-K (File No. 001-38836), filed with the Commission on March 9, 2020)
4.11	**	Registration Rights Agreement, dated as of March 6, 2020 (as amended, restated supplemented or otherwise modified from time to time in accordance with the terms hereof) by and among Bioceres Crop Solutions Corp. and each purchaser named therein (Incorporated by reference to Exhibit 4.19 to the Registrant’s registration statement on Form F-3 (File No. 333-237496), filed with the Commission on March 31, 2020)
5.1	**	Opinion of Maples and Calder (Cayman) LLP
23.1		Consent of Price Waterhouse & Co. S.R.L.
23.2	**	Consent of Maples and Calder (Cayman) LLP (included in Exhibit 5.1).
23.3		Consent of Marcum LLP
99.1	**	2013 Stock Incentive Plan
107	**	Filing Fee Table

** Previously filed.

Item 9.	Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Rosario, Argentina, on this 2nd day of November, 2022.

Bioceres Crop Solutions Corp.

By:	/s/ Federico Trucco
	Name:	Federico Trucco
	Title:	Chief Executive Officer and Executive Director

POWER OF ATTORNEY

We, the undersigned directors and officers of Bioceres Crop Solutions Corp., hereby severally constitute and appoint Federico Trucco and Gloria Montaron Estrada each of them singly, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statements pursuant to Rule 462 of the United States Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

/s/ Federico Trucco
Federico Trucco		Chief Executive Officer and Executive Director	November 2, 2022

/s/ Enrique Lopez Lecube
Enrique Lopez Lecube		Chief Financial Officer and Executive Director	November 2, 2022

/s/ Gloria Montaron Estrada
Gloria Montaron Estrada		Non-Executive Director	November 2, 2022

/s/ Natalia Zang
Natalia Zang		Non-Executive Director	November 2, 2022

/s/ Ari Freisinger
Ari Freisinger		Non-Executive Director	November 2, 2022

/s/ Maria Baccarelli
Maria Baccarelli		Non-Executive Director	November 2, 2022

/s/ Keith McGovern
Keith McGovern		Non-Executive Director	November 2, 2022

/s/ Yogesh Mago
Yogesh Mago		Non-Executive Director	November 2, 2022

By
/s/ Colleen A. De Vries
Name:	Colleen A. De Vries	Authorized Representative in the United States	November 2, 2022
Title:	Senior Vice-President on behalf of Cogency Global Inc.

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Bioceres Crop Solutions Corp., has signed this registration statement on this 2nd day of November, 2022.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.